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                                   EXHIBIT 99.1

                             Amendment Number 1 to the
                 UniComp, Inc. Long-Term Incentive Plan, as amended





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                                 AMENDMENT NUMBER 1
                                       TO THE
                       UNICOMP, INC. LONG-TERM INCENTIVE PLAN


    UniComp, Inc. (the "Company") previously adopted the UniComp, Inc. Long-Term Incentive Plan (the "LTI Plan"). By this instrument, the Company desires to amend the Plan to increase the number of shares of the Company's stock available for issuance under the LTI Plan from 1,200,000 to 1,700,000.

    I. This Amendment shall amend only those provisions specified herein and all other provisions of the LTI Plan shall remain unchanged and in full force and effect.

    II. Section 5.1 of the LTI Plan is hereby amended and restated in its entirety as follows:

        NUMBER OF SHARES subject to adjustment provided in Section 15.1, the aggregate number of shares of Stock reserved and available for Awards which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be 1,700,000.

    III. This Amendment to the LTI Plan shall be effective as of June 1, 1997, the date it was adopted by the Company's Board of Directors.